Exhiobit(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Scudder California Tax-Free Income Fund, Scudder Florida Tax-Free Income Fund, and Scudder New York Tax-Free Income Fund in the State Tax-Free Income Funds Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Scudder State Tax-Free Income Series Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 2-81549) of our report dated October 26, 2004, on the financial statements and financial highlights of Scudder California Tax-Free Income Fund, Scudder Florida Tax-Free Income Fund, and Scudder New York Tax-Free Income Fund, included in the Fund Annual Report dated August 31, 2004.



/s/ Ernst & Young LLP
Boston, Massachusetts
December 27, 2004